EXHIBIT 99.1

John Norris Announces Retirement as Chairman of the Board of Midwest Energy Emissions Corp.

WORTHINGTON, OH--(Marketwired - December 05, 2014) - Midwest Energy Emissions Corp.(MEEC) today announced that John Norris has decided to retire as the Company's Chairman of the Board, and as a member of the Board of Directors, effective December 1, 2014. John became Chairman of the Board in 2011 and until June of 2013 he also served as the Company's CEO.

Commented Alan Kelley, ME2C President and CEO, "Today we're celebrating all of the wonderful things that John has brought to ME2C, serving as Chairman and CEO well back in the early days of the Company's start-up, and until just last year when I assumed the CEO role from John, a friend and business partner of mine for many decades. John has been a leader and a great source of guidance for such a young company. We will miss John greatly, and wish him many relaxing and rewarding years of the retirement that he has earned."

Mr. Norris stated, "This is a day long in the coming for me, where I knew at this age of 65 that I would want to step back and enjoy retirement. ME2C has come a long way since the days I started here and I believe it is on its way to greatness. I am very proud of the time I spent with this team, and the many accomplishments that we have achieved."

Chris Greenberg, CEO of Global Safety Network of Grand Forks ND, and a member of the Board of Directors of ME2C since May of 2013, has been elected to replace John Norris as Chairman of the Board, also effective December 1, 2014.

Concluded Alan Kelley, "Chris has been a spirited leader on our Board and brings a great history of experience with small business growth. We are very fortunate to be able to have this seamless transition at the Chair position."

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About Midwest Energy Emissions Corp. (ME2C)

Midwest Energy Emissions Corp. delivers cost effective mercury capture technologies to power plants and other large industrial coal-burning units in the United States and Canada. The Company's proprietary technology allows customers to meet the new, highly restrictive standards the U.S. EPA has set for mercury emissions, in an effective and economical manner with the least disruption to their current equipment and on-going operations. For more information, please refer to the Company's website at www.midwestemissions.com.

Contact:

Keith R. McGee

Sr. Vice President

Business Development & Investor Relations

Midwest Energy Emissions Corp.

614-505-6115

kmcgee@midwestwemissions.com